ANNEX C

REPORT OF THE BOARD OF DIRECTORS ON POINT VII OF THE AGENDA

REPORT OF THE BOARD OF DIRECTORS OF TELEFONICA, S.A. ON THE PROPOSED REDUCTION OF SHARE CAPITAL THROUGH THE AMORTIZING OF TREASURY STOCK, WITH THE EXCLUSION OF THE RIGHT TO OPPOSITION BY CREDITORS, THROUGH THE REDRAFTING OF THE ARTICLE IN THE BY-LAWS THAT REFERS TO THE SHARE CAPITAL, WHICH SHALL BE SUBMITTED TO THE ORDINARY GENERAL SHAREHOLDERS' MEETING FOR APPROVAL (POINT VII ON THE AGENDA).

1. SUBJECT-MATTER OF THE REPORT

The Agenda of the Annual General Shareholders' Meeting of Telefónica, S.A. called for May 30th and 31st, 2005, includes at point VII a proposal - which is submitted for the approval of the General Shareholders' Meeting - on the reduction of the share capital by the amount of the nominal value of certain own shares of the Company which are to be redeemed, and to redraft the article of the Bylaws relating to share capital.

In order for the aforementioned reduction in share capital and amendment of the Bylaws to be submitted to the Annual General Shareholders’ Meeting for approval, it is necessary, in accordance with the provisions of article 164.1 in conjunction with article 144.1.a) of the current Spanish Corporations Act (Ley de Sociedades Anónimas), for the Board of Directors to prepare a report justifying the proposal, to the extent that its approval and implementation necessarily involve the amendment of article 5 of the Bylaws in relation to the amount of the share capital and the number of shares into which it is divided.

2. REASONS FOR THE PROPOSAL

The Board of Directors of Telefónica, S.A., in its meeting held on February 23rd, 2000, approved the setting up of a compensation system linked to the market price of the Company’s share, with subscription of shares and grant of stock options, known as the "TIES" program, targeted at the non-executive employees of the Telefónica Group.

In order to meet the needs deriving from the setting up of this compensation system, on April 7th, 2000 the Annual General Shareholders’ Meeting of Telefónica, S.A. approved two increases of the share capital with exclusion of pre-emption rights. The shares issued pursuant to the first capital increase were subscribed and paid up in full by cash contribution by the employees of the Telefónica Group who were beneficiaries of the aforesaid "TIES Program". The shares issued pursuant to the second capital increase were subscribed and paid up in full by cash contribution by two financial institutions that acted as Agents of the Scheme, for subsequent delivery to the beneficiaries of the Program once the conditions of it had been satisfied.

February 15th, 2005 was the third and final Exercise Date of the "TIES Program", but at that date there were no Exercisable Options, as the initial reference value was higher than the market value of the Company’s shares at that time, meaning that all of the options were extinguished and cancelled for all purposes, with Telefónica, S.A., in accordance with the provisions of the Report issued by the Company’s Board of Directors in relation to the resolutions passed by the Annual General Shareholders’ Meeting on April 7th, 2000 (point IX of its Agenda), proceeding to acquire, from the two aforementioned financial entities, a total of 34,760,964 own shares.

Likewise in accordance with the provisions of the aforementioned Report prepared by the Board of Directors, the Board of Directors submits this proposal for the reduction of its share capital by the retirement of said own shares.

In the event that the resolution for share capital reduction that is the subject of this Report is passed, article 5 of the Company’s Bylaws will need to be amended so that it reflects the new share capital and the new number of outstanding shares in relation to it (after deduction of the own shares acquired by the company whose retirement is proposed).

In order to facilitate the execution of this resolution, it is also proposed that the Annual General Shareholders’ Meeting authorizes the Board of Directors to execute the resolution (with the possibility of it delegating the execution in turn to the Executive Committee, to the Executive Chairman of the Board of Directors or to any other person whom the Board of Directors expressly empowers for the purpose) within the time limit of one year from the date on which the resolution is passed, without prior consultation with the General Meeting.

It is also considered appropriate, in the interests of simplifying the execution and pursuant to article 167.3 of the Consolidated Text of the Spanish Corporations Law (Texto Refundido de la Ley de Sociedades Anónimas), not to apply the right of objection from creditors provided for in article 166 of said Consolidated Text, applying the amount of the face value of the retired shares to a retired capital reserve that may only be drawn on subject to the same requirements as apply to the reduction of the share capital.

Starting from these premises, it is proposed to the Annual General Shareholders’ Meeting that there should be a reduction of the share capital by an amount of 34,760,964 euros with the retirement of 34,760,964 own shares (the number of which corresponds to approximately 0.701% of the Company’s current share capital), and that the Board of Directors should be authorized to execute said resolution within a period of one year.

3. DRAFT RESOLUTION SUBMITTED FOR THE APPROVAL OF THE GENERAL SHAREHOLDERS' MEETING

The Resolution proposed by the Board of Directors to the General Shareholders' Meeting for approval in relation to this matter reads as follows:

In accordance with the terms of the "TIES Program" (compensation system tied to the market price of the Telefónica, S.A. share, with subscription of shares and grant of stock options, targeted at the non-executive employees of the Telefónica Group, that was established on the basis of the resolutions adopted at the Annual General Shareholders' Meeting of April 7th, 2000) the following is resolved:

  To reduce the share capital of the Company by 34,760,964 euros, by the redemption of 34,760,964 own shares that were acquired previously as authorised at the time by the General Meeting within the limits established in article 75 et seq and additional provision 1.2 of the Spanish Corporations Act (Ley de Sociedades Anónimas). Article 5 of the corporate Bylaws referring to the amount of share capital is therefore amended, and shall be worded as follows:

"Article 5.- Share Capital

  The corporate share capital amounts to Euros 4,921,130,397 represented by 4,921,130,397 ordinary shares in a single series and having a par value of 1.00 Euro each, fully paid up.

  The General Shareholders’ Meeting, in accordance with such requirements and within such limits as have been statutorily established to such effects, may delegate upon the Board of Directors the power to increase the share capital."

The reduction of capital is done with a charge to the Additional Paid-in Capital Reserve, canceling, in the appropriate amount, the restricted reserve referred to by article 79.3 of the Spanish Corporations Act, and setting aside a reserve for retired capital in the amount of 34,760,964 Euros (equal to the nominal value of the retired shares). The latter reserve may only be drawn on subject to the same requirements as apply to reductions of capital stock under article 167.3 of the Spanish Corporations Act. Consequently, in accordance with the terms of the said article, the Company's creditors will not be entitled to the right to object referred to by article 166 of the Spanish Corporations Act in relation to the reduction of capital resolved herein.

The reduction shall not give rise to the repayment of contributions since the Company itself is the owner of the shares redeemed. The purpose of the reduction, therefore, is the cancellation of the own shares.

It is declared, for the purposes of article 289.1 of the Spanish Corporations Act, that the consent of the Syndicates of Bondholders relating to issues of bonds in circulation is not required, provided the reduction in capital hereby resolved does not reduce the initial ratio between the total capital plus reserves and unredeemed bonds.

  Authorize the Board of Directors so that, within one year after the adoption of this resolution, it may determine those points which have not been expressly stipulated in this resolution or which are a consequence hereof, and adopt the resolutions, perform the acts and grant the public or private documents necessary or convenient for the fullest execution of this resolution, including, by way of illustration and without limitation, publication of the legally prescribed notices and filing of the relevant applications and reports for having the retired shares removed from stock market trading, with authority to have such powers delegated by the Board of Directors to the Executive Committee, to the Executive Chairman of the Board of Directors, or to any other person expressly empowered by the Board of Directors for such purpose.